Exhibit 4.1

Distribution Reinvestment Plan

New Mountain Net Lease Trust, a Maryland statutory trust (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash distributions declared by its Board of Trustees on the Company’s Class I common shares, par value $0.01 per share (the “Class I Common Shares”) and Class F common shares, par value $0.01 per share (the “Class F Common Shares” and, together with the Class I Common Shares, the “Eligible Shares”).

1. The effective date of this Plan shall be May 20, 2025.

2. As agent for the shareholders (the “Shareholders”) of the Company who purchase Eligible Shares pursuant to the Company’s continuous private offering or any future private offering of the Company (the “Offering”), and who do not opt out of participating in the Plan (the “Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Eligible Shares held by each Participant and attributable to the class of Eligible Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Eligible Shares acquired under the Plan, to the purchase of additional Eligible Shares of the same class for such Participant. The Plan will be administered by Ultimus Fund Solutions (the “Plan Administrator”).

3. Any Shareholder who has received the Company’s Private Placement Memorandum, as amended, amended and restated and/or supplemented from time to time (the “Memorandum”), and who purchases Eligible Shares will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement; provided, however that any Shareholder who is a client of a participating broker-dealer that requires affirmative enrollment in the Plan will only become a Participant if they elect to become a Participant by noting such election on their subscription agreement. Any Shareholder that owns Eligible Shares that is not a Participant may later elect to become a Participant with respect to such Eligible Shares by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company or the Company’s transfer agent. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Eligible Shares will be purchased under the Plan on the date that Distributions are paid by the Trust.

4. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the definition of an “accredited investor” and other investment requirements, as set forth in the Memorandum.

5. Participants will acquire Plan Shares (as defined below) at a price equal to the most recently disclosed transaction price per Eligible Share applicable to the class of Eligible Shares purchased by the Participant on the date that the Distribution is payable (calculated as of the most recent month end). Participants in the Plan may purchase fractional Eligible Shares so that 100% of the Distributions will be used to acquire Eligible Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Eligible Shares would cause the percentage ownership or other limitations contained in the Trust’s Declaration of Trust to be violated. “Plan Shares” means Eligible Shares from the Company (including Eligible Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan. Eligible Shares issued through the Plan will be issued as part of the Offering. Eligible Shares will be subject to certain transfer restrictions. In particular, Eligible Shares issued through the Plan have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any U.S. state or the securities laws of any other jurisdiction and instead are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and state and other securities laws. Therefore, any Eligible Shares issued through the Plan may not be resold or transferred except as permitted under the Securities Act and applicable state and other securities laws pursuant to registration or an exemption therefrom.

6. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).

7. The ownership of Eligible Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Eligible Shares.

8. For each Participant, the Plan Administrator will maintain a record which shall reflect for each calendar month the Distributions received by the Plan Administrator on behalf of such Participant. The Plan Administrator will use the aggregate amount of distributions to all Participants for each calendar month or quarter to purchase Eligible Shares for the Participants. Distributions shall be invested by the Plan Administrator in Eligible Shares, to the extent available, promptly following the payment date with respect to such Distributions. The purchased Eligible Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Plan Administrator on behalf of each Participant, as reflected in the records maintained by the Plan Administrator. The ownership of the Eligible Shares purchased pursuant to the Plan shall be reflected on the books of the Company or its transfer agent.

9. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan on a monthly basis. Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the monthly transaction price of the Company’s shares available at the time of termination, in the Company’s sole discretion. For purposes of the Plan, “Business Day” means any day except Saturday, Sunday, or any day commercial banks are closed in New York pursuant to federal or state law.

10. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least ten (10) business days prior to the effectiveness of such termination.

11. A Participant may terminate participation in the Plan at any time, without penalty, by delivering written notice (which may be electronic) to the Plan Administrator. Such notice must be received by the Plan Administrator ten (10) business days in advance of the first calendar day of the next month in order for a Participant’s termination to be effective for such month. Any Distributions to be paid to such Shareholder on or after such date will be paid in cash on the scheduled Distribution payment date. If a Participant requests that the Company repurchase all or any portion of the Participant’s Eligible Shares, the Participant’s participation in the Plan with respect to the Participant’s Eligible Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Shareholder in cash.

12. These terms and conditions may be amended or supplemented by the Company at any time; provided that notice of any material amendment is sent to Participants at least ten (10) business days prior to the effective date of that amendment. Any amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.

13. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.

14. These terms and conditions shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.